Exhibit (d)(xxiii)

AMENDMENT TO SUBADVISORY AGREEMENT

This AMENDMENT TO SUBADVISORY AGREEMENT is dated as of August 4, 2008, by and among AIG SUNAMERICA ASSET MANAGEMENT CORP., a Delaware Corporation (the “Adviser”) and BAMCO, INC., a New York Corporation (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated November 16, 2001, as amended, pursuant to which the Subadviser furnishes investment advisory services to certain series of SunAmerica Focused Series, Inc. (the “Fund”) as listed on Schedule A of the Subadvisory Agreement;

WHEREAS, the parties desire to further amend the Subadvisory Agreement to reflect that the Subadviser will, in certain cases, provide investment advisory services with respect to all of the assets of a series and to clarify the Subadviser’s compliance responsibilities in connection therewith; and

WHEREAS, the Board of Directors of the Fund has approved this Amendment to the Subadvisory Agreement and it is not required to be approved by the shareholders of the series.

NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:

1.	The second sentence of the first paragraph in section 1(a) of the Subadvisory Agreement shall be replaced with the following:

“Pursuant to this Subadvisory Agreement and subject to the oversight and review of the Adviser, the Subadviser will manage the investment and reinvestment of each Portfolio, or a portion of each Portfolio’s assets allocated to it, as set forth on Schedule A attached hereto.”

2.	The first two sentences in the second paragraph of section 1(a) shall be replaced with the following:

“The Subadviser represents and warrants to the Adviser that it will manage each Portfolio, or portion of each Portfolio’s assets allocated to it, as listed on the attached Schedule A, in compliance with all applicable federal and state laws governing its operations and investments. Without limiting the foregoing, the Subadviser represents and warrants (1) qualification, election and maintenance of such election by each Portfolio to be treated as a “regulated investment company” under subchapter M, chapter 1 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) compliance with (a) the provisions of the Act and rules adopted thereunder; (b) applicable federal and state securities, commodities and banking laws; and (c) the distribution requirements necessary to avoid payment of any excise tax pursuant to Section 4982 of the Code.”

3.	The first sentence of section 2 shall be replaced with the following:

“The Subadviser is responsible for decisions to buy or sell securities and other investments for a Portfolio, or a portion of the Portfolio’s assets allocated to it, broker-dealers and futures commission merchants’ selection, and negotiation of brokerage commission and futures commission merchant’s rates.”

4.	The second sentence of section 3 shall be replaced with the following:

“As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to each Portfolio, or portion thereof, that the Subadviser manages.”

5.	The second sentence of section 10(c) shall be replaced with the following:

“The Adviser agrees that the Subadviser shall manage the Portfolio, or a portion of a Portfolio as allocated to it, as if it were a separate operating portfolio and shall comply with subsections (a) and (b) of Section 1 of this Subadvisory Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to a Portfolio and qualifications of a Portfolio as a regulated investment company under the Code) with respect to the Portfolio or portion of assets of a Portfolio allocated to Subadviser.”

6.	This Amendment to the Subadvisory Agreement is effective as of August 4, 2008.

7.	The Subadvisory Agreement, as expressly amended hereto, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT CORP.

By:
Name:	Peter A. Harbeck
Title:	President & CEO

BAMCO, INC.

By:
Name:
Title:

SCHEDULE A